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                                                                   EXHIBIT 3.11


STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 10/24/1996
960310479 - 2676811

                          CERTIFICATE OF INCORPORATION

                                       OF

                             HOMCO PUERTO RICO, INC.

     I, the undersigned natural person of the age of eighteen (18) years or more, acting as incorporator of a corporation under the General Corporation Law of the State of Delaware, do hereby adopt the following Certificate of Incorporation for such corporation.

                                        I

     The name of the corporation is HOMCO PUERTO RICO, INC. (the "Corporation").

                                       II

     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

                                       III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                       IV

     The Corporation is authorized to issue one class of capital stock to be designated "Common Stock." The number of shares of Common Stock which the Corporation shall have authority to issue is 3,000 shares, at $.01 par value per share. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect.

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                                        V

The number of directors constituting the initial board of directors is two (2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the stockholders, or until their successors are elected and qualified are:

         NAME                                             ADDRESS
         ----                                             -------
         Donald J. Carter                         4550 Spring Valley Road
                                                  Dallas, Texas 75244-3705

         Donald J. Carter, Jr.                    4550 Spring Valley Road
                                                  Dallas, Texas 75244-3705

         M. Douglas Adkins                        1601 Elm Street, Suite 3000
                                                  Dallas, Texas 75201

                                       VI

         The period of duration of the Corporation is perpetual.

                                       VII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation except as otherwise provided in the Bylaws.

                                      VIII

         Elections of directors need not be by written ballot.

                                       IX

         To the fullest extent permitted by Delaware law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for an act or omission in such director's capacity as a director of the Corporation. Specifically, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under


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Section 174 of the General Corporation Law of the State of Delaware, or (iv)
for any transaction from which the director derived an improper personal benefit. The foregoing elimination of liability to the Corporation or its stockholders for monetary damages is not exclusive of any other rights or limitations of liability or indemnity to which a director may be entitled under any other provision of the Certificate of Incorporation or Bylaws of the Corporation, contract or agreement, vote of stockholders and/or disinterested directors, or otherwise.

                                        X

         Meetings of the stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. Unless otherwise required by applicable law, the books and records of the Corporation may be kept either within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                       XI

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to such reservation.

                                       XII

         The name and address of the incorporator is:

         NAME                               ADDRESS
         ----                               -------
   Daniel L. Butcher            901 Main Street, Suite 4300
                                Dallas, Texas 75202

         The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly I have hereunto set my hand this 24th day of October, 1996.


                                          /s/ DANIEL L. BUTCHER
                                          -------------------------------
                                          Daniel L. Butcher

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